Exhibit 6.3

Dated

[______________]

USD [___________]

Facility agreement

between

[______________]

(as Lender) and

[___________________]

(as Borrower)

THIS AGREEMENT is dated [______________].

Parties

(1)	[__________________], a Delaware [Corporation/Limited Liability Company], having its principal place of business at [27 East 28th Street, 8th Floor, New York, NY 10016] (Lender)

(2)	[____________________], a Delaware [Corporation/Limited Liability Company], having its principal place of business at [27 East 28th Street, 8th Floor, New York, NY 10016] (Borrower)

Agreed terms

1.	Definitions And Interpretation

1.1	Definitions

The following definitions apply in this agreement.

Availability Period: the period from and including the date of this agreement to and including [DATE].

Business Day: a day other than a Saturday and Sunday or public holiday in United States of America when commercial banks are open for business.

Facility: the term loan facility made available under this agreement.

Loan: the total amount of the loan made or to be made by the Lender to the Borrower under this agreement or (as the context requires) the amount outstanding for the time being of that loan.

Dollar and USD: the lawful currency of the United States of America.

Total Facility Amount: the maximum amount of the Facility referred to in clause 2.

1.2	Interpretation

In this agreement:

(a)	clause and paragraph headings shall not affect the interpretation of this agreement;

(b)	a reference to a person shall include a reference to an individual, firm, company, corporation, partnership, unincorporated body of persons, government, state or agency of a state or any association, trust, joint venture or consortium (whether or not having separate legal personality) and that person's personal representatives, successors, permitted assigns and permitted transferees;

(c)	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

(d)	unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;

(e)	a reference to a party shall include that party's successors, permitted assigns and permitted transferees;

(f)	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;

(g)	a reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision;

(h)	a reference to writing or written includes fax and e-mail;

(i)	an obligation on a party not to do something includes an obligation not to allow that thing to be done;

(j)	a reference to this agreement (or any provision of it) or to any other agreement or document referred to in this agreement is a reference to this agreement, that provision or such other agreement or document as amended (in each case, other than in breach of the provisions of this agreement) from time to time;

(k)	unless the context otherwise requires, a reference to a clause is to a clause of this agreement;

(l)	any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(m)	a reference to directly or indirectly means (without limitation) either alone or jointly with any other person, whether on his own account or in partnership with another (or others) as the holder of any interest in or as officer, employee or agent of or consultant to any other person;

(n)	a reference to a document in agreed form is to that document in the form agreed by the Lender and the Borrower and initialled by or on their behalf for identification;

(o)	a reference to an amendment includes a novation, re-enactment, supplement or variation (and amended shall be construed accordingly);

(p)	a reference to an authorisation includes an approval, authorisation, consent, exemption, filing, licence, notarisation, registration and resolution;

(q)	a reference to determines or determined means, unless the contrary is indicated, a determination made at the discretion of the person making it;

(r)	a reference to a disposal of any asset, undertaking or business includes a sale, lease, licence, transfer, loan or other disposal by a person of that asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions); and

(s)	a reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

2.	The Facility

The Lender grants to the Borrower an unsecured United States Dollar term loan facility of a total amount not exceeding USD [___________] on the terms, and subject to the conditions, of this agreement.

3.	Purpose

3.1	The Borrower shall use all money borrowed under this agreement for general corporate purposes and any other purpose that it deems appropriate.

3.2	The Lender is not obliged to monitor or verify how any amount advanced under this agreement is used.

4.	DRawing

4.1	Subject to the provisions hereof, the Borrower may utilise the Facility in one or more tranches during the Availability Period. To do this, the Borrower shall give the Lender at least one Business Day's prior notice of the date on which the Borrower wants to draw the Loan. The amount of the Loan shall not exceed the Total Facility Amount.

4.2	The Borrower may instruct the Lender, in writing, to transmit any drawing of the Loan directly to some other entity, for and on behalf of the Borrower, provided that, in all cases, the Borrower shall remain solely responsible for the performance of all obligations (payment and otherwise) under this agreement even if the Loan has been transmitted by the Lender directly to some other entity at the request of the Borrower.

4.3	Any amount of the Facility not drawn down during the Availability Period will automatically be cancelled.

5.	Interest

No interest shall be paid on the Loan. However, an arm’s length loan management fee shall be charged on the loan.

6.	Repayment

The Borrower shall repay the Loan on demand by the Lender.

7.	Payments

7.1	All payments made by the Borrower under this agreement shall be in Dollar and in immediately available cleared funds to the Lender at such account as the Lender may notify the Borrower.

7.2	If any payment becomes due on a day which is not a Business Day, the due date of such payment will be extended to the next succeeding Business Day, or if that Business Day falls in the following calendar month, such due date shall be the immediately preceding Business Day.

7.3	All payments made by the Borrower under this agreement shall be made in full, without set-off, counterclaim or condition and free and clear of and without any deduction or withholding, provided that, if the Borrower is required by law or regulation to make such deduction or withholding, it shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)	pay to the relevant taxation, or other authorities, as appropriate, the full amount of the deduction or withholding;

(c)	furnish to the Lender, within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld; or

(ii)	if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

(d)	pay to the Lender such additional amount as is necessary to ensure that the net full amount received by the Lender after the required deduction or withholding is equal to the amount that the Lender would have received had no such deduction or withholding been made.

8.	Remedies, waivers, amendments and consents

8.1	No amendment of this agreement shall be effective unless it is in writing and signed by, or on behalf of, each party to it (or its authorised representative).

8.2	A waiver of any right or remedy under this agreement or by law, or any consent given under this agreement, is only effective if given in writing by the waiving or consenting party and shall not be deemed a waiver of any other breach or default. It only applies in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

8.3	A failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, prevent or restrict any further exercise of that or any other right or remedy or constitute an election to affirm this agreement. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy. No election to affirm this agreement by the Lender shall be effective unless it is in writing.

8.4	The rights and remedies provided under this agreement are cumulative and are in addition to, and not exclusive of, any rights and remedies provided by law.

9.	Severance

If any provision (or part of a provision) of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clause shall not affect the legality, validity and enforceability of the rest of this agreement.

10.	Assignment

Neither party may assign any of its rights or transfer any of its rights and obligations under this agreement without the written consent of the other.

11.	Notices

Each notice or other communication required to be given under, or in connection with, this agreement shall be in writing, delivered personally or sent by courier or fax or by e-mail and sent to the address (and the department or officer, if any, for whose attention the communication is to be made) of each party identified with its name above and to the fax numbers or email addresses or to any other addresses that are notified in writing by one party to the other from time to time.

12.	Counterparts

This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

13.	[RESERVED]

14.	Governing law and jurisdiction

14.1	This Agreement and any dispute or claim arising out of, or in connection with, it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of the State of New York.

14.2	Excepting matters for injunctive relief, any dispute, controversy, or claim arising out of or in connection with this contract, or the existence, interpretation, application, breach, termination, or invalidity thereof, shall be finally resolved by arbitration in accordance with the Rules of Arbitration of the OIC-AC (the “Rules”) in force on the date of the submission of the Notice of Arbitration in accordance with those Rules. The arbitral tribunal shall consist of one arbitrator appointed in accordance with the Rules. The seat of the arbitration shall be New York, New York and the language of the arbitration proceedings shall be English.

IN WITNESS WHEREOF, the Parties indicate agreement and acceptance of all terms and provisions herein by execution of this Agreement as of the dates indicated below.

LENDER

[_______________________]

By:
Name:
Title:

BORROWER

[_______________________]

By:
Name:
Title: